FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-01

----- Original Message -----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES)

At: 12/04/18 11:38:09

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2018-B8 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2018-B8

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS & CO. LLC, CITIGROUP GLOBAL MARKETS INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS & CO. LLC, CITIGROUP GLOBAL MARKETS INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES:	S&P/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
	(S/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	9.994	2.63	01/19 - 07/23	30.000%	39.3%	16.6%
A-2	AAA/AAA/AAA	102.721	4.73	07/23 - 12/23	30.000%	39.3%	16.6%
A-3	AAA/AAA/AAA	4.487	6.88	11/25 - 11/25	30.000%	39.3%	16.6%
A-4	AAA/AAA/AAA	** SEE BELOW **			30.000%	39.3%	16.6%
A-5	AAA/AAA/AAA	** SEE BELOW **			30.000%	39.3%	16.6%
A-SB	AAA/AAA/AAA	23.849	7.25	12/23 - 04/28	30.000%	39.3%	16.6%
A-S	NR/AAA/AAA	102.279	9.97	12/28 - 12/28	20.250%	44.8%	14.5%
B	NR/AA-/AA-	51.140	9.97	12/28 - 12/28	15.375%	47.6%	13.7%
C	NR/A-/A-	41.961	9.97	12/28 - 12/28	11.375%	49.8%	13.1%

**The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $593,261,000, subject to a variance of plus or minus 5%.

Class of Certificates

Exp. Range of Initial Balance	Exp. Range of WAL	Expected Principal Window
Class A-4 $100.000 - $275.000	9.46 - 9.65	4/28-7/28 - 4/28-10/28
Class A-5 $318.261 - $493.261	9.89 - 9.84	10/28-12/28 - 7/28-12/28

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,049,017,463
NUMBER OF LOANS:	41
NUMBER OF PROPERTIES:	200
WA CUT-OFF LTV:	56.2%
WA MATURITY LTV:	54.0%
WA U/W DSCR:	2.08x
WA U/W NOI DEBT YIELD:	11.6%
TOP TEN LOANS %:	47.6%
WA TERM TO MATURITY (MOS):	112
WA REMAINING AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	2

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (31.5%), GERMAN AMERICAN CAPITAL
CORPORATION (35.0%), GOLDMAN SACHS MORTGAGE COMPANY
(18.3%),CITI REAL ESTATE FUNDING INC. (15.2%)

RISK RETENTION:	AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST EQUAL TO AT LEAST
5% OF THE ESTIMATED FAIR MARKET VALUE WILL BE RETAINED
MASSACHUSETTES MUTAL LIFE INSURANCE COMPANY.

TOP 5 PROPERTY TYPES:	OFFICE (43.2%), RETAIL (27.2%), HOTEL (15.2%),
INDUSTRIAL (8.5%), MULTIFAMILY (3.0%).

TOP 5 STATES:	CA(19.2%), NY (15.9%), FL (10.7%), TX (7.0%), MA (7.0%).

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	BARINGS LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	VIA SEPARATE MESSAGE
PRICE GUIDANCE:	WEEK OF DECEMBER 3, 2018
ANTICIPATED PRICING:	WEEK OF DECEMBER 3, 2018
ANTICIPATED SETTLEMENT:	ON OR ABOUT DECEMBER 27, 2018

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
DWAYNE MCNICHOLAS	212-834-9328

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295
GOLDMAN SACHS & CO. LLC SYNDICATE CONTACTS
SCOTT WALTER	212-357-8910
ALEX SMITH-CONSTANTINE	212-902-1070

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-408-1016 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

IRS CIRCULAR 230 NOTICE: THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by the issuer to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.

You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.

No EEA Retail sales/No PRIIPs KID.

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